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                          AMENDMENT NO. 1 TO AGREEMENT

     AMENDMENT NO. 1, dated as of January 7, 1997 to the AGREEMENT (the "Agreement"), dated as of February 5, 1993, among Chromatics Color Sciences International, Inc. (the "Company") and Continental Stock Transfer & Trust Company (the "Warrant Agent").

     The Parties hereto desire that the Agreement be amended by this Amendment No. 1.

     ACCORDINGLY, the Parties hereto agree as follows:

     1. Section 3.02 of the Agreement is hereby amended in its entirety and substituting therefor the following:

         "3.02 Duration of Warrants. An IPO Warrant, a Bridge Warrant or an IAI Warrant may be exercised only during the period (the "Exercise Period") commencing on or after the effective date (the "Effective Date") of the Registration Statement, and ending at 5:00 p.m. New York City time on the date which is the earlier of (i) August 5, 1997, or (ii) the date fixed for redemption of such Warrant as provided in Article VI of this Agreement (in each such case, the "Expiration Date"). Each such Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date upon written notice to holders of such Warrants."

     2. The Agreement, as amended hereby, is hereby ratified and confirmed and, except as hereinabove agreed, shall remain in full force and effect in accordance with its terms.

     3. This Amendment No. 1 may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute a single instrument.





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     4. This Amendment No. 1 shall be governed by, and construed in accordance with, the internal laws of the State of New York.

                              Chromatics Color Sciences International, Inc.

                              By:   /s/ Darby S. Macfarlane
                                 --------------------------------
                                 Name:   Darby Macfarlane
                                 Title:  Chief Executive Officer




                              Continental Stock Transfer & Trust Company

                              By:  /s/ William Seegraber
                                 --------------------------------
                                 Name: William Seegraber
                                 Title: Vice President





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